Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

June 5, 2013	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
Textura Corporation
1405 Lake Cook Road
Deerfield, Illinois 60015

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Textura Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 5, 2013 (File No. 333-187745), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of 5,175,000 shares of common stock of the Company, $0.001 par value per share (the “Shares”), including up to 675,000 shares issuable upon exercise of an over-allotment option granted by the Company.

As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, and when issued, delivered and paid for in accordance with the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP

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